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EXHIBIT 99.2

                         AMENDMENT TO WARRANT NO. CS-85

         THIS AMENDMENT, dated December 28, 2004 (this "Amendment"), to Warrant No. CS-85, issued on September 21, 2004 by Markland Technologies, Inc., a Florida corporation (the "Company") to DRK Soundshore Strategic Holding Fund, Ltd. (the "Warrant Holder") for the purchase of up to 1,300,000 shares of the common stock, $ .0001 par value per share, of the Company (the "Warrant");

         WHEREAS, the Company and the Warrant Holder desire to temporarily reduce the excess price of the Warrants to $0.60 per share and that ensure that a minimum of $120,000 in exercise amount is paid to the Company;

         NOW, THEREFORE, in consideration of the mutual covenants contained in this Amendment, for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

         All capitalized terms used on this Amendment and not defined herein shall have the meaning give such term the Warrant.

         The Warrant is hereby amended so that the Warrant Holder may exercise all or any portion of its Warrant for an exercise price of $ 0.60 per share of Common Stock from the date of this Amendment until midnight on February 28, 2005 (the "New Price Exercise Period"); provided that (1) the Warrant Holder shall exercise a minimum of $120,000 in Exercise Price of Warrants on or before the close of business New York City time on December 31, 2004, (2) the Warrant Holder may exercise all or any portion of the remaining Warrant at a per share price of $0.60 at any time during the New Price Exercise Period, (3) the number of shares of Common Stock subject to the Warrant shall not be adjusted as a result of the temporary reduction in exercise price set forth in this Agreement, and (4) the provisions of this amendment reducing the Exercise Price of the Warrants shall expire and be of no further force or effect at the end of the New Price Exercise Period and the Exercise terms of the Warrant existing prior to the date of this Amendment shall be effective from and after such date. Except as expressly provided in this Amendment, the terms and conditions of the Warrant shall be unchanged and shall remain on full force and effect.

         Promptly, but in any event within five (5) trading days after the end of the New Price Exercise Period, the Company shall issue to the Warrant Holder a new warrant (in substantially the form of Exhibit A to this Amendment) to purchase a number of shares of Common Stock equal to the number of shares of Common Stock purchased by the Warrant Holder through the exercise of the Warrant during the New Price Exercise Period at and exercise price of $1.50 per share.

         IN WITNESS WHEREOF, the parties hereto have caused their Amendment to be duly executed by their respective authorized officers as of the date first above written.

                                        MARKLAND TECHNOLOGIES, INC.

                                        By: /s/ Robert Tarini
                                            ------------------------------------
                                            Name: Robert Tarini
                                            Title: President


DRK Soundshore Strategic Holding Fund, Ltd.


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